EX-99.13(c)(iii)



                          NEUBERGER BERMAN INCOME FUNDS
                                   TRUST CLASS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE B

               Compensation pursuant to Paragraph 3 of the Neuberger Berman Income Funds Administration Agreement (except for Neuberger Berman Institutional Cash Fund) shall be:

        (1) For the services provided to the Trust or to each Series without regard to class, 0.06% per annum of the average daily net assets of the Trust Class of each Series;

        (2) For the services provided to the Trust Class of a Series and its shareholders (including amounts paid to third parties), 0.44% per annum of the average daily net assets of the Trust Class of said Series; plus in each case

        (3) certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust's Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Management Inc., and periodic reports to the Board of Trustees on actual expenses.

               Compensation pursuant to paragraph 3 of the Neuberger Berman Income Funds Administration Agreement for Neuberger Berman Institutional Cash Fund's Trust Class shall be:

        (1) For the services provided to the Trust Class of the Neuberger Berman Institutional Cash Fund and its shareholders (including amounts paid to third parties), 0.15% per annum of the average daily net assets of the Trust Class of Neuberger Berman Institutional Cash Fund; plus

        (2) certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust's Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Management Inc., and periodic reports to the Board of Trustees on actual expenses.

DATED:  February 9, 2001